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                                                                     EXHIBIT 5.1


                                 April 15, 1999


Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-3 to be filed by Harmonic Inc. (the "Company") with the Securities and Exchange Commission on or about April 15, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,220,000 shares of your Common Stock, including 2,420,000 shares to be sold by the Company (including 420,000 shares for which the Underwriters have been granted on over-allotment option) and up to 800,000 shares to be sold by certain selling stockholders (collectively, the "Shares.") As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.


     It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,


                                      /s/ WILSON SONSINI GOODRICH & ROSATI


                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation